Contact	James Burgess	Thomas Redington
	913/307-1000	203/222-7399
	www.mediware.com	212/926-1733
www.redingtoninc.com

MEDIWARE REPORTS THIRD QUARTER FISCAL 2006 RESULTS

Mediware Reports Record Quarterly Revenues

LENEXA, KS MAY 2, 2006 -- Mediware Information Systems, Inc. (Nasdaq: MEDW) reported total revenue for the third quarter of fiscal 2006 of $9,968,000 compared to $9,881,000 for the third quarter of fiscal 2005. Operating income for the quarter just ended was $845,000 versus $1,259,000 for the prior year quarter. Net income for the quarter just ended was $632,000, or 8 cents per fully diluted share, compared to net income of $830,000, or 10 cents per fully diluted share in the comparable quarter of fiscal 2005.

Commenting on the quarter, James Burgess, Mediware’s CEO, said, “We achieved record revenues and are making strong strides with operational improvements throughout the organization. We continue to experience enthusiastic reactions to our new products.”

Operational Highlights
•	Finalization of the senior executive team
•	Gross margin increased to 74.3%
•	Cash increased to $18.5 million
•	Completed a reduction in force of 10% enabling investments in growth initiatives

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Third Quarter and Year-to-Date Fiscal 2006 and 2005 Operating Statement Highlights (in thousands) (unaudited):

	Three Months Ended March 31		Nine Months Ended March 31
	2006	2005	2006	2005

System Sales	$ 3,340	$ 3,688	$ 9,487	$ 8,905
Services	$ 6,628	$ 6,193	$ 19,277	$ 18,682
Total Revenue	$ 9,968	$ 9,881	$ 28,764	$ 27,587
Operating Expenses	$ 9,123	$ 8,622	$ 26,467	$ 23,787
Operating Income	$ 845	$ 1,259	$ 2,297	$ 3,800
Net Earnings	$ 632	$ 830	$ 1,767	$ 2,422
Earnings Per Common Share-Basic	$ 0.08	$ 0.11	$ 0.22	$ 0.31
Earnings Per Common Share- Diluted	$ 0.08	$ 0.10	$ 0.22	$ 0.30

Fiscal 2006 and 2005 Condensed Balance Sheet Highlights (in thousands) (unaudited):

As of March 31
	2006	2005

Cash and Cash Equivalents	$ 18,573	$ 13,013
Working Capital	$ 16,810	$ 12,064
Shareholders’ Equity	$ 37,477	$ 33,682

About Mediware
Mediware delivers powerful software solutions that encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. Mediware targets three primary areas of patient care - Medication Management, Perioperative management and Blood transfusion, inventory and donor practices - with specialized solutions that are proven in more than 1,000 client installations. Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world. For more information about Mediware products and services, visit our web site at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act'') and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2005, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

5/2/06